MID PENN BANCORP, INC.
EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-248442, 333-218592, 333-197024 and 333-170833) on Form S-8, the Registration Statement (No. 333-128958) on Form S-3, and the Registration Statement (No. 333-269890) on Form S-4 of Mid Penn Bancorp, Inc. of our reports dated March 16, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Mid Penn Bancorp, Inc., appearing in this Annual Report on Form 10-K of Mid Penn Bancorp, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Philadelphia, Pennsylvania
March 16, 2023